energy focus™

ENLIGHTEN AND INSPIRE FOR BETTER LIVING

Exhibit 99.1
Energy Focus, Inc. Announces Strategic Entry into Japan’s Energy Storage Market

SOLON, Ohio -- Energy Focus, Inc. (NASDAQ: EFOI), a leader in sustainable, energy-efficient light-emitting diode (“LED”) lighting and energy infrastructure solutions, today announced a joint investment with Japan’s Meihodo Co., Ltd. and Euka Power Japan Co., Ltd. in an energy storage power plant located in Asakura, Fukuoka, Japan. Holding a 35% stake, EFOI will play a lead role in battery procurement and related energy management functions, positioning the Company to participate in the power regulation market, one of the most valuable segments in the global energy industry. The project has already received a grid application response from Kyushu Electric Power and is expected to reach Commercial Operation Date (“COD”) in the second half of 2026. This milestone will translate into visible revenue and cash flow, serving as the launchpad for EFOI’s “energy platform” strategy.

Investment Highlights & Strategic Transformation

•Financial Targets: With a total project investment of approximately 500 million JPY (approximately $3.13 million), of which the Company’s 35% share represents approximately 175 million JPY (approximately $1.10 million), the project aims for an Internal Rate of Return (“IRR”) exceeding 35%.
•Revenue Streams: By leveraging Japan’s balancing market, capacity market, and real-time arbitrage mechanisms, the project is designed to generate revenue from multiple power market participation opportunities.
•Business Pivot: This highly replicable and scalable model facilitates EFOI’s transition from a traditional energy products company into an asset-and-data-driven “Energy-as-a-Service” (“EaaS”) platform.

Market Positioning in Japan

As one of the world’s most critical markets for energy transition, Japan offers high electricity prices, stable demand, and robust policy support. This move is more than a single project investment; it is the core node for EFOI to establish a regional energy network and Virtual Power Plant (“VPP”) capabilities. Utilizing its proprietary energy storage technology, Energy Management Systems (“EMS”), and power aggregation capabilities, the company is set to fully penetrate the power trading and energy services market, significantly raising its earnings ceiling.

Future Outlook and Valuation

EFOI intends to use this project as a springboard to accelerate expansion across Japan and the broader Asia-Pacific region. Over the next five years, the company is targeting over 1GW in energy storage and energy product sales opportunities, subject to market conditions and successful project execution, tapping into a potential multi-hundred-million-dollar market. As asset scale and profitability rise, EFOI is poised to reshape its valuation logic, emerging as a high-growth energy technology platform of significant interest to capital markets.

“This investment marks a meaningful milestone in Energy Focus’ evolution and reflects our confidence in the long-term opportunity within Japan’s energy storage and power regulation markets,” said Chiao-Chieh (Jay) Huang, Chief Executive Officer of Energy Focus. “We are particularly excited about the combination of attractive project-level returns and the strategic platform it creates for future expansion. This project not only demonstrates the strength of our technology and partners, but also establishes a scalable model that we believe can be replicated across Japan and the broader Asia-Pacific region. As we build out this energy platform, we see a clear path toward recurring revenue, stronger cash flow visibility, and significant long-term value creation for our shareholders.”
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

About Energy Focus
Energy Focus is a leader in energy-efficient LED lighting and energy infrastructure solutions. As the creator of the first flicker-free LED lamps, Energy Focus develops high quality LED lighting products and controls that provide extensive energy and maintenance savings, as well as aesthetics, safety, health and sustainability benefits over conventional lighting. Energy Focus is headquartered in Solon, Ohio. For more information, visit our website at www.energyfocus.com. The Company routinely posts important updates on its website.
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Forward-Looking Statements:
This press release contains information about the Company’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. Among the specific forward-looking statements in this release are the Company’s projected internal rate of return for the Asakura project, the Company’s five-year target of over 1GW in energy storage and energy product sales, and the characterization of the associated market opportunity as potentially worth several hundred million dollars. Such projections are subject to significant additional risks and uncertainties, including regulatory approvals in Japan, currency fluctuations, the performance of joint venture partners, energy market conditions, and the availability of project financing, and actual results may differ materially. The Company encourages you to review other factors that may affect its future results in the Company’s annual reports and in its other filings with the Securities and Exchange Commission.

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Investor Contact:
Chiao Chieh (Jay) Huang
Chief Executive Officer
(800) 327-7877

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877